UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment to Original Schedule 13G)*

The AZEK Company Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value

(Title of Class of Securities)

05478C105

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*This filing is being made solely to correct an error in Item 8 of the original Schedule 13G filed on February 12, 2021.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Corporate Opportunities Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock (as defined below) outstanding as of January 26, 2021, as reported by the Issuer (as defined below) in Amendment No. 1 to its Annual Report filed with the Securities and Exchange Commission on February 3, 2021 (the “10-K/A”).

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons ACOF Operating Manager IV, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Management Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Voting LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

CUSIP No. 05478C105		Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,721,090

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,721,090

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,721,090

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 17.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 154,740,054 shares of Class A Common Stock outstanding as of January 26, 2021, as reported by the Issuer in the 10-K/A.

This amendment (the “Amendment”) is being filed solely to amend Item 8 to the Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021 (the “Original 13G” and, together with this Amendment, the “Schedule 13G”), on behalf of Ares Corporate Opportunities Fund IV, L.P. (“Ares IV”), ACOF Operating Manager IV, LLC (“ACOF IV”), Ares Management LLC, Ares Management Holdings L.P. (“Ares Management Holdings”), Ares Holdco LLC (“Ares Holdco”), Ares Holdings Inc. (“Ares Holdings”), Ares Management Corporation (“Ares Management”), Ares Voting LLC (“Ares Voting”), Ares Management GP LLC (“Ares Management GP”) and Ares Partners Holdco LLC (“Ares Partners” and, together with Ares IV, ACOF IV, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management and Ares Voting, the “Reporting Persons”).

Except for Item 8, all Items of the Original 13G remain unchanged.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 99.2.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2023

Ares Corporate Opportunities Fund IV, L.P.

By:	ACOF Operating Manager IV, LLC
Its:	Manager

Signed:	/s/ Chris Kerezsi
Name:	Chris Kerezsi
Title:	Authorized Signatory

ACOF Operating Manager IV, LLC

Signed:	/s/ Chris Kerezsi
Name:	Chris Kerezsi
Title:	Authorized Signatory

Ares Management LLC

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Holdings L.P.

By:	Ares Holdco LLC
Its:	General Partner

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Holdco LLC

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Holdings Inc.

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Corporation

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management GP LLC

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Voting LLC

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Partners Holdco LLC

Signed:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory